As filed with the U.S. Securities and Exchange Commission on April 21, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeuroPace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3841	22-3550230
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
55 N. Bernardo Avenue
Mountain View, CA 94043
(650) 237-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Favet
President and Chief Executive Officer
NeuroPace, Inc.
455 N. Bernardo Avenue
Mountain View, CA 94043
(650) 237-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark B. Weeks Seth J. Gottlieb Brett D. White Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Alan F. Denenberg Emily Roberts Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-254663)
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	790,050	$17.00	$13,430,850	$1,465.31
(1)    Represents only the number of shares being registered pursuant to this Registration Statement, which includes 103,050 shares that the underwriters have the option to purchase, and are in addition to the 6,109,950 shares that were registered pursuant to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-254663), which included 796,950 shares that the underwriters have the option to purchase.
(2)    Based on the public offering price.
(3)    The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional shares of common stock, par value $0.001 per share (the “Common Stock”), of NeuroPace, Inc. (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Registration Statement on Form S-1, as amended (File No. 333-254663) (collectively, the “Prior Registration Statement”), which the Commission declared effective on April 20, 2021, and a post-effective amendment to the Prior Registration Statement, which the Commission subsequently declared effective on April 21, 2021. This Registration Statement is being filed solely for the purpose of increasing the number of shares to be offered in the public offering by 790,050 shares of Common Stock, which includes 103,050 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of Common Stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.
The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of Cooley LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1
Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-254663), filed with the Commission on March 24, 2021 and incorporated herein by reference).

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on April 21, 2021.

NEUROPACE, INC.

By:	/s/ Michael Favet
Michael Favet
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Favet	Direct, President and Chief Executive Officer (Principal Executive Officer)	April 21, 2021
Michael Favet

/s/ Rebecca Kuhn	Chief Financial Officer and Vice President, Finance and Administration (Principal Financial and Accounting Officer)	April 21, 2021
Rebecca Kuhn

*	Director	April 21, 2021
Frank Fischer

*	Director	April 21, 2021
Greg Garfield

/s/ Rakhi Kumar	Director	April 21, 2021
Rakhi Kumar

*	Director	April 21, 2021
Joseph S. Lacob

*	Director	April 21, 2021
Evan Norton

*	Director	April 21, 2021
Renee Ryan

*By:	/s/ Rebecca Kuhn
Rebecca Kuhn
Attorney-in-Fact